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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0104
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(A) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940

(Print or Type Response)
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1. Name and Address of Reporting Person*

   Sacerdote            Peter                   M.
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   (Last)               (First)                 (Middle)

   c/o Goldman, Sachs & Co.
   85 Broad Street
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                                    (Street)

   New York             New York                10004
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   12/19/00
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3. IRS or Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name AND Ticker or Trading Symbol

   Hexcel Corporation (NYSE:HXL)
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5 Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]   Form Filed by One Reporting Person
   [   ]   Form Filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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Common Stock, par value
$0.01 per share                          14,525,000(1)               I(1)                 (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see
   Instruction 5(b)(v).

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
    CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
1. Title of Derivative   Date       Expira-                                Number           Price of       Indirect       Beneficial
   Security              Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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Explanation of Responses:

See attached pages.


 /s/ Roger S. Begelman                                     December 29, 2000
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      **Signature of Reporting Person                             Date
    Peter M. Sacerdote by Attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Item 1:    Peter M. Sacerdote
           c/o Goldman, Sachs & Co.
           85 Broad Street
           New York, NY 10004
Item 2:    December 19, 2000
Item 4:    Hexcel Corporation (HXL)

                                   Form 3
                          Explanation of Responses

(1) The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman, Sachs"). Goldman Sachs is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group"). The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any. As of December 19, 2000, Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 14,525,000 shares of Common Stock through certain investment partnerships and limited liability companies of which Goldman Sachs or affiliates of Goldman Sachs and GS Group are the general partner, managing general partner, managing partner, managing member, manager or investment manager.

Item 1:   Peter M. Sacerdote
          c/o Goldman, Sachs & Co.
          85 Broad Street
          New York, NY 10004
Item 2:   December 19, 2000
Item 4:   Hexcel Corporation (HXL)

                             POWER OF ATTORNEY

     The  undersigned  does  hereby  appoint  Hans L.  Reich  and  Roger S.
Begelman his true and lawful attorneys, and each of them his true and lawful attorney, with power to act without the other, and with full power of such substitution, to execute for him and in his name any Initial Statement of Beneficial Ownership of Securities on Form 3, any Statement of Change in Beneficial Ownership on Form 4 and any Annual Statement of Changes in Beneficial Ownership on Form 5 which may be required to be filed by him with the Securities and Exchange Commission and any and all instruments necessary or incidental therewith, hereby granting unto said attorneys and each of them full power and authority to do and perform in the name and on behalf of the undersigned, and in any and all capacities, every act and thing whatsoever required or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and approving the act of said attorneys and each of them.

     This power of attorney shall supercede any previous power of attorney covering the same subject.

     This power of attorney shall not be affected by the subsequent disability or incompetence of the principal.

     In witness thereof the undersigned hereunto set his hand this 28 day of May 1998.


                                                 /s/ Peter M. Sacerdote
                                                ---------------------------
                                                     Peter M. Sacerdote